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                                                                    Exhibit 99.1


FOR IMMEDIATE RELEASE:  THURSDAY, JUNE 5, 1997

CONTACT:         Gary Allcorn                       Wayne Brown
                 Sr. VP Finance                     Vice President
                 DXP Enterprises                    Carl Thompson Associates
                 281-531-4214                       303-494-5472


                     DXP ENTERPRISES ACQUIRES TWO SUPPLIERS


HOUSTON, TX -- DXP Enterprises, Inc. (OTC BB: DXPED) announced it has acquired privately held Pelican State Supply Co., Inc., and also announced that it has acquired Strategic Supply, Inc. Pelican, an integrated supply company, had annual sales of approximately $14 million from its general mill supply business. Strategic, a traditional and integrated supply company, had approximately $50 million in revenue for fiscal 1996. DXP had 1996 revenue of $125 million.

The aggregate consideration for the transactions consisted of approximately $5,172,442 cash, 280,428 shares of DXP common stock and notes, and assumed debt and liabilities of approximately $7,690,518. The purchase prices are subject to various adjustments.

"More and more companies are outsourcing the purchasing and management of maintenance, repair and operating supplies to achieve substantial cost savings, and DXP plans on expanding its integrated supply business through acquisitions like this one," said David R. Little, chairman and chief executive officer. "Building our integrated supply business will enable DXP to participate in this fast-growing market, the growth of which industry sources forecast at 40% annually through the year 2000, and position the company to meet the needs of customers who want a mix of traditional and integrated supply packages."

DXP Enterprises, Inc. is a Houston-based traditional and integrated distributor of industrial operating supplies consisting primarily of pumps and pump accessories, valves and valve automation products, and bearing and power transmission equipment. The two acquisitions recently completed add general mill supply and safety products to the product mix of DXP. The company serves customers in oil and gas transportation and distribution, petrochemicals, wood products, food and beverage and construction industries, as well as municipalities. Prior to the acquisitions, DXP had three wholly owned operating units: Sepco Industries, Wesco Equipment, and American MRO. The acquisitions will add Strategic Supply and Pelican State Supply as additional operating units.

This press release includes "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historic fact included in this press release, including without limitation, the





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company's business strategy, plans and objectives, are forward-looking statements. Although DXP believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Factors that could cause actual results to differ materially from DXP's expectations include, without limitation, general economic and competitive factors and the company's ability to implement and finance its acquisition and growth strategy. These factors are discussed in the company's Annual Report on Form 10-K for the year ended December 31, 1996 and Quarterly Report on Form 10-Q for the period ended March 31, 1997.

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